SOUTHERN UNION AND SANDELL ASSET MANAGEMENT REACH AGREEMENT

     HOUSTON, TEXAS. (MARCH 5, 2009) - Southern Union Company (NYSE: SUG) and Sandell Asset Management Corp. ("Sandell"), affiliates of which own 8.6% of the Company's outstanding shares, today announced that they have reached an agreement that will avoid a proxy contest at the Company's 2009 annual meeting of stockholders.

     The settlement agreement, which will be incorporated into a report on Form 8-K to be filed by Southern Union, provides that two candidates previously nominated by Sandell to the Board of Directors of Southern Union will be nominated for election at the 2009 and 2010 annual meetings in addition to the current members of the Board. Also, as part of the settlement, Sandell has agreed to abide by certain standstill provisions.

     "We are pleased that this matter has been resolved in a manner that serves the best interests of all Southern Union stockholders," said Eric D. Herschmann, President and Chief Operating Officer of Southern Union. "This agreement will enable Southern Union's management to focus its efforts on the Company's operations and avoid a costly and time consuming proxy contest." Thomas Sandell said, "We are pleased that we were able to work constructively with Southern Union and reach an agreement to avoid a protracted proxy contest. We look forward to working with the Company to maximize value for the benefit of all shareholders. In that regard, we have always believed it is important for Southern Union to maintain its investment grade rating. Therefore, in the current economic environment, we do not believe the Company should undertake extraordinary transactions such as the creation of an MLP, sales of LDC assets or payment of a special dividend or increased dividends." ABOUT SOUTHERN UNION COMPANY Southern Union Company, headquartered in Houston, is one of the nation's leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates one of the nation's largest natural gas pipeline systems with approximately 20,000 miles of gathering and transportation pipelines and North America's largest liquefied natural gas import terminal, along with serving more than half a million natural gas end-user customers in Missouri and Massachusetts. For further information, visit WWW.SUG.COM.

ABOUT SANDELL ASSET MANAGEMENT CORP.

     Sandell Asset Management Corp. (and affiliated companies), with offices in New York, NY, London and Hong Kong, is a global investment management firm founded by Thomas E. Sandell that focuses on corporate event driven investing worldwide. Sandell often will take an "active involvement" in facilitating financial or organizational improvements that will accrue to the benefit of shareholders.

FORWARD-LOOKING STATEMENTS

     This release contains forward-looking statements relating to Southern Union Company's settlement agreement with Sandell Asset Management Corp. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward looking. Although Southern Union believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Southern Union's Forms 10-K and 10-Q as filed with the Securities and Exchange Commission. Southern Union assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Southern Union, whether as a result of new information, future events, or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Southern Union undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

CONTACTS:

John F. Walsh                                Thomas Sandell
Vice President - Investor Relations          Chief Executive Officer
Southern Union Company                       Sandell Asset Management Corp.
212-659-3208                                 212/603-5700